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                                   EXHIBIT 11


                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
              for the years ending December 31, 1995, 1994 and 1993


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

                                                             1995               1994              1993
                                                             ----               ----              ----

Net (loss)                                                  $(4,126,115)      $(1,540,644)      $  (179,816)

Weighted average number of common shares
outstanding during the year                                   2,157,253         2,157,253         2,157,253

Net (loss) per common share                                 $     (1.91)      $      (.71)      $      (.08)

                  PRIMARY (1)


Net (loss)                                                  $(4,126,115)      $(1,540,644)      $  (179,816)

Weighted average number of common shares
outstanding during the year                                    2,157,253        2,157,253         2,157,253

Net (loss) per common share                                 $      (1.91)     $      (.71)      $      (.08)


                  FULLY DILUTED (1)


Net (loss)                                                  $(4,126,115)      $(1,540,644)      $  (179,816)

Weighted average number of common shares
outstanding during the year                                    2,157,253        2,157,253         2,157,253

Net (loss) per common share                                 $      (1.91)     $      (.71)      $      (.08)


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(1)  This calculation is submitted in accordance with the regulations of the
     Securities and Exchange although not required by APB Opinion No. 15 because it results in dilution of less than 3%.